SEARCHLIGHT MINERALS CORP.

#120 – 2441 W. Horizon Ridge Pkwy	TEL: (702) 939-5247
Henderson, Nevada 89052	FAX: (702) 939-5249

March 7, 2006	OTC BB: SRCH

FOR IMMEDIATE DISSEMINATION

DRILL HOLE RESULTS – CLARKDALE SLAG PROJECT

Searchlight Minerals Corp. (the “Company”) announced today the following:

In the fall of 2005, drilling commenced on the Company’s Clarkdale Slag Project under chain-of-custody sampling by Mountain States R&D International Inc. (“MSRDI”). A total of 9 holes and 675 feet were drilled as part of a Minerals Inventory Study being conducted by MSRDI on behalf of the Company. Sample preparation and analysis of the base metal results (Cu, Zn, Fe) of the first two drill holes are provided below. These results were reported to the Company by MSRDI.

SD1 Drill Hole

Footage	Copper	Zinc	Iron
	Cu (%)	Zn (%)	Fe (%)

0.0 – 8.9	0.95	1.73	30.8
8.9 – 19.0	0.76	1.68	29.7
19.0 – 30.0	0.77	1.73	30.4
30.0 – 39.5	0.52	1.94	29.8
39.5 – 55.0	0.45	1.75	31.0

0.0 – 55.0 Composite	0.70	2.10	32.1

SD2 Drill Hole

Footage	Copper	Zinc	Iron
	Cu (%)	Zn (%)	Fe (%)

0.0 – 9.5	0.71	1.69	30.0
9.5 – 19.0	1.06	1.80	31.2
19.0 – 30.0	0.70	1.79	29.9
30.0 – 40.0	0.43	1.97	31.4
40.0 – 50.0	0.46	1.95	31.3
50.0 – 60.0	0.58	1.75	31.4

0.0 – 60.0 Composite	0.73	2.13	34.6

Drilling Program

The Company retained Dr. Richard F. Hewlett as the Project Manager for its Clarkdale Slag Project. Under the guidance of Dr. Hewlett, the Company contracted Mountain States R&D International Inc. of Tucson, AZ, to execute a Minerals Inventory Study. MSRDI, under the direction of its president, Dr. Roshan Bhappu will guide the Minerals Inventory Study which will include drilling the slag pile to determine grade and tonnage.

In the fourth quarter of 2005, the Company drilled 9 holes (SD1-7, 11, 12) in the slag pile all under the supervision of MSRDI and adhered to strict chain of custody (COC). The drill hole samples were collected and prepared by MSRDI.

The above results are the first results reported to the Company from MSRDI. MSRDI used standard fusion technique in analyzing the results from the first two drill holes. Precious metal drill results analysis for SD-1 and SD-2 are expected to follow. Results from the remaining 7 drill holes including results from precious metal and base metal sample analysis are currently being prepared by MSRDI. The Company intends to resume the drilling program following the receipt and analysis of the first nine drill holes. Once the results from the drill program are fully analyzed, planning for the next steps on the project will begin. These next steps may include more drilling, analytical work, and testing of material on a larger scale (such as a test plant). At such time that the Company deems appropriate, a bankable feasibility study will be undertaken.

Project Details

The Company entered into an assignment agreement dated for reference June 1, 2005 with Nanominerals Corp. (“NMC”), a Nevada Corporation, pursuant to which NMC assigned all of its interest in a joint venture agreement dated May 20, 2005 between NMC and Verde River Iron Company, LLC, a Nevada limited liability company. The JV Agreement was entered into for the purpose of funding the processing of a copper smelter slag located at Clarkdale, Arizona, USA, 107 miles north of Phoenix and about 50 miles southwest from Flagstaff, Arizona. The slag contained on the Clarkdale Slag Project site was produced as smelter rejects from prior processing of copper ores. Upon completion of a drilling and sampling program to determine if the project is feasible, the Company intends to re-process the slag pile using an extraction process developed using industry standard metallurgy. If the feasibility study confirms the work to date, then the joint venture expects to build a 2,000 ton per day (720,000 tons per year) extraction facility at Clarkdale.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a dynamic mineral exploration company focused on the acquisition and development of projects in the southwestern United States. The Company is currently involved in two projects: (i) the Clarkdale Slag Project, which is intended to recover base and precious metals from the reprocessing of slag material produced from smelting of copper ores from the former mines in Jerome, AZ, and (ii) the Searchlight Gold Project, pursuant to which the Company is undertaking exploration for precious metals on mining claims near Searchlight, Nevada. For further details on Searchlight Minerals Corp., please visit the Company's website at www.searchlightminerals.com.

Contact Information

Ph: (702) 939-5247
Fax: (702) 939-5249

Website: searlightminerals.com
email: info@searchlightminerals.com

Forward-Looking Statements

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with US securities regulators. When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk, dependence on joint venture partners and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with securities regulators in the United States.